Exhibit 99.1 (b) 3

ARCLIGHT SYSTEMS LLC

Statements of Operations

Year ended December 31, 2002 and Period from April 1, 2001

(date of inception of operations) to December 31, 2001

	2002	2001
Revenues	$4,281,649	$2,543,120
Operating expenses:
Cost of revenues	4,842,537	3,387,055
Selling and marketing	2,969,963	1,446,226
Product development	15,016,009	4,022,836
Loss from disposal and sale of assets	550,682	—
General and administrative	4,698,984	2,680,227

Total operating expenses	28,078,175	11,536,344

Loss from operations	(23,796,526)	(8,993,224)

Other income (expense):
Interest expense	(163,833)	(112,983)
Interest income	634,597	30,731

Total other income (expense)	470,764	(82,252)

Net loss from continuing operations	(23,325,762)	(9,075,476)

Discontinued operations:
Income from discontinued operations (including gain on sale of $77,877,708 in 2002)	78,862,837	3,272,883

Net income (loss)	$55,537,075	$(5,802,593)

See accompanying notes to financial statements.